Exhibit 5.1

December 29, 2008
Board of Directors Stereotaxis, Inc. 4041 Forest Park Avenue St. Louis, Missouri 63108
Ladies and Gentlemen:

We have acted as special counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”) relating to an aggregate of $10,970,100 of (i) shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”) of the Company (ii) warrants to purchase Common Stock (the “Warrants”) and (iii) units of Shares and Warrants (the “Units”, and together with the Shares and the Warrants, the “Securities”). All capitalized terms which are defined in the Registration Statement shall have the same meanings when used herein, unless otherwise specified.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company; and (iii) the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Stereotaxis, Inc.

December 29, 2008

Based upon the foregoing, we are of the opinion that the Securities, up to an aggregate offering price of $10,970,100 when issued against payment therefor, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are limited to the laws of the State of Delaware and applicable federal laws.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bryan Cave LLP